Exhibit 14

REX D. HEMME, FSA, MAAA
Vice President and Actuary
Life Product Development
American National Insurance Company

July 17, 2001

Securities and Exchange Commission
450 Fifth Street, N W
Washington, D.C.   20549

Dear Madam or Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended, of a certain variable universal life insurance policy (the "Policy") that will be offered and sold by American National Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimate of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6
Registration Statement.

Very truly yours,

/s/Rex D. Hemme
_____________________________
Rex D. Hemme, FSA, MAAA
Vice President and Actuary, Life Product Development


                        American National Insurance Company
                        One Moody Plaza
                        Galveston, Texas 77550
                        (409) 766-6627
                        (409) 766-6933 Fax